Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Jeffrey Weir – Sloane & Company
	408-519-9677	212-446-1878
	ir@tivo.com	jweir@sloanepr.com

TiVo Announces Third Quarter Results

•	Deal with Cablevisión Mexico enables distribution of TiVo Service through the largest cable operator in Mexico City

•	TiVo-Owned subscription gross additions increased 10% year-over-year, the first year-over-year increase in six quarters

•	Cumulative TiVo-Owned subscriptions increased 317,000, or 24% year-over-year

•	Introduced several new features for distributing Broadband content to the television

•	Launched TiVo® Series3™ High Definition Digital Media Recorder

ALVISO, Calif. – November 29, 2006 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for its quarter ended October 31, 2006.

Tom Rogers, CEO of TiVo said, “Our strategy remains clear: to drive our standing as the only branded and truly differentiated DVR in the world. In the third quarter, we continued to make progress towards that goal and our results reflected our efforts as gross subscription addition growth was positive for the first time on a year-over-year basis in six quarters. We accelerated the pace of our feature introductions, specifically in broadband distribution, bringing the rapidly expanding array of video content on the Internet into the living room. We are turning the best way to watch television into the best way to get more television, content and programming, representing phenomenal choice and total ease for the viewer. The advertising and promotion that we are implementing will for the first time be about making clear that TiVo is very different from the generic alternatives with the phrase ’It’s not a TiVo unless it’s a TiVo.’ We launched our TiVo Series3 High Definition Digital Media Recorder, which reaffirmed our DVR leadership and provided consumers with the only true high-end DVR option in the market. Finally, our critically important distribution program with Comcast, the nation’s leading cable television provider is progressing well.”

Service and technology revenues for the quarter increased 22% to $52.6 million, compared with $43.2 million for the same period last year. TiVo reported a net loss of ($11.1) million and net loss per share of ($0.12), compared to a net loss of ($14.2) million, or ($0.17) per share, for the third quarter of last year.

“Given our efforts to differentiate TiVo, we are pleased that we were able to build momentum relative to last year, with TiVo-Owned subscription gross addition growth up 10% at 101,000 compared to 92,000 in the third quarter of last year,” said Rogers.

Overall TiVo-Owned subscriptions were up 24% year-over-year to 1.6 million. As expected, TiVo reported a net decline in the number of DIRECTV TiVo subscriptions during the period as DIRECTV deployed fewer TiVo boxes. Cumulative total subscriptions as of October 31, 2006, were up slightly from last quarter to 4.4 million, and up 11% over the year-ago subscription totals.

Rogers added, “On the sales and marketing front, we continued to see strong results from our online channel, which we believe are directly attributable to the compelling pricing changes we made in the first quarter of this year and our ability to leverage results from this very efficient sales channel. Online sales increased sequentially as a percentage of total sales from 33% last quarter to 43% this quarter.

“As of November 5th, we introduced new hardware pricing available at all retail stores that provide, the single-tuner hardware free after mail-in rebate and for a reduced fee after mail-in rebate for the dual-tuner hardware. At the same time, we have created uniform subscription pricing across online and retail store customers to enable us to nationally advertise in print, radio and television, which began in mid-November. This approach provides us with an opportunity to reduce inventories on the single-tuner box, a product on which we will not put much focus on in the future. Following the holiday period, we will be evaluating the success generated by this kind of hardware pricing approach versus an approach where there is less reliance on rebates and a greater emphasis placed on advertising the TiVo product.

“The introduction of the TiVo Series3 High Definition Digital Media Recorder – the first stand-alone TiVo product that is HD compatible – is an important step for TiVo. While still in the early days, we have received positive consumer feedback on the product, with Series3 sales meeting our expectations. At the same time, the TiVo Series2™ Dual-Tuner box, which we launched in the second quarter, represented approximately 58% of all sales, highlighting the continued popularity of this product. And while TiVo is focused on the cutting edge of the newest technologies, we continue to serve a very important analog cable customer. In the quarter, approximately 47% of our TiVo-Owned subscriptions came from this market, where we remain the only DVR solution for these customers.

“Over the course of the quarter, TiVo continued to develop and deploy new features that further differentiate the TiVo service from its generic competition. Specifically, our broadband strategy is enabling us to take full advantage of the explosion in growth of video content on the Web. TiVo is the only DVR and in-home consumer electronic device available today that makes watching broadband video content on TV easy, whether it is exclusive content provided by the likes of CBS or the NBA, home movies, or non-rights protected internet content.

“As part of this initiative, we made available the new software, TiVo Desktop Plus 2.4, which allows our subscribers to easily browse, transfer, and watch a variety of Web video downloads using the TiVo service, even if the content is not originally in a format that televisions can display. These announcements, along with the addition of new TiVoCast partners and the new Home Movies service, are just a few of the features that TiVo has made available over the last year that dramatically enhances the entertainment experience of our subscribers who have a broadband connection, by making web video real TV.

“In addition to the deals that TiVo has with satellite and cable providers, we have also secured deals with advertisers, ad agencies, magazines, consumer television watchdog groups and programmers - all of which show we have made major strides weaving our way into the fabric of the media industry. Our recent announcement with International Creative Management, one of the world’s largest talent agencies, representing many of the top artists in the entertainment industry, illustrates how TiVo is seen as a unique means by which celebrity brand names can create a direct relationship with viewers, increasing the ease with which consumers can find and discover their favorite options for television viewing while also giving talent a way to expand their business opportunities. We continue to be focused on additional ways to make TiVo an essential ingredient of the strategic future of all parts of the media industry.

“Regarding distribution, we are pleased to announce that we have entered into an international distribution agreement with Cablevisión Mexico, the largest cable operator in Mexico City which is owned by Televisa – the country’s dominant broadcast company. Our confidence that there are many significant international opportunities for TiVo distribution is steadily growing, and we believe you should begin to define the relevant market for TiVo as being well beyond the US alone.

“On the advertising front, we remain the only interactive solution dedicated to DVR viewing. First, we announced yesterday that we are introducing a new advertising product, Program Placement, which gives advertisers the ability to offer an ad at the end of a television show when consumers are asked if they want to save or delete a program, providing a whole new link to longer form material. We have developed various other forms of new inventory that provide advertisers with a way to engage with viewers as they navigate through the TiVo interface or fast forward through ads. Additionally, we signed this quarter yet another agency-wide advertising agreement with WPP’s GroupM network of agencies, (MediaCom, Mediaedge:cia, and MindShare) further demonstrating the value of TiVo’s unique advertising solutions for advertisers. Though it is still in the early stages, we continued to be very excited about the potential of our advertising business. In the ARM business, we took innovative steps to help advertisers analyze and measure the effectiveness of their campaigns with our unique audience measurement data, launching a product this quarter with IRI that combines DVR viewing behavior with purchase data in DVR households.”

Management Provides Financial Guidance

For the fourth quarter of fiscal 2007, TiVo anticipates service and technology revenues in the range of $54 million to $55 million, an Adjusted EBITDA loss of $28 to $33 million and a net loss of $33 million to $38 million. The larger net loss is a function of the increased hardware rebate across retail store offerings, which represent not only the greater volume of sales due to the holidays, but retail store sales are a higher proportion of overall sales in the fourth quarter.

This financial guidance is based on information available to management as of November 29, 2006. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net loss in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net loss.

Conference Call and Webcast

TiVo will host a conference call and webcast to discuss the fiscal third quarter 2007 financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, November 29, 2006. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the webcast or dial (888) 802-2280 no password required. The webcast will be archived and available through December 7, 2006 at www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 7492034.

Recent Highlights

TiVo Launches New Advertising Solution; “Program Placement”

TiVo announced Program Placement, its latest advertising solution that offers advertisers an opportunity, through the TiVo Service, to insert an ad after a program has played, when there is nothing left to fast forward through. For the first time, advertisers will be able to reach their target DVR audience by purchasing advertising enhancements against specific shows. Burger King Corporation, General Motors Corp., MasterCard Worldwide, The Weather Channel and Court TV are the first companies to take advantage of Program Placement on TiVo. Leading media and advertising agencies, including GroupM’s MindShare, Norwalk, CT-based Media Storm and GSD&M, worked with TiVo to have their clients be the first to use this revolutionary advertising solution. TiVo’s Program Placement is designed to provide a solution for advertisers confronted with the need to reach viewers in DVR homes. Program Placement advertising, inserted at the end of a recorded program for the viewer who chooses to watch it, can be matched to multiple programs, television series and genres.

TiVo Announces Comprehensive Broadband Video Delivery Approach

In keeping with its mission to provide consumers with the ultimate television viewing experience, TiVo unveiled a comprehensive broadband strategy designed to put even more control in the hands of consumers by greatly expanding their television choices, taking the concept that “It’s not TV unless it’s on the TV” to a whole new level. TiVo continues to innovate and lead the category by empowering consumers to select their own content and bring it from the Internet to their TV, where they can enjoy it from the comfort of their living room. TiVo released five major announcements, demonstrating how TiVo will allow consumers to get broadband delivered video right to their TV set. TiVo is the first and only DVR to offer this kind of access to broadband video on the television set.

TiVo Allows Viewers to Choose Broadband Video Delivered to TV Set

TiVo announced it will enable TiVo subscribers to easily convert and transfer broadband video from their PC to their television sets. Through an expansion of its Desktop PC software later this year, TiVo subscribers will be able to view videos from the Web on their TVs, even if they are not originally in a format that televisions can display. This is in addition to the broadband programming delivered via TiVo’s TiVoCast direct delivery feature.

TiVo Introduces New Service Feature that Allows Home Movies to be Sent Over the Internet Directly to Television Sets

TiVo announced that it will debut a break-through new service early next year which will provide friends and families scattered across the country with an easy way to share their home videos, by sending them directly to the television. Rather than burning and mailing DVDs, or viewing videos uploaded on a computer, friends and family will now be able to set-up their own private channel to send home videos directly to a TiVo subscriber’s TV set. TiVo partnered with One True Media, an online service that helps people easily turn their video and photos into online video stories, to create a comprehensive, end-to-end solution for the person who took the home movies and to whomever he or she would like to show them.

TiVo Announces Partnership with Talent and Literary Agency International Creative Management

TiVo announced a first-of-its-kind multi-faceted partnership with International Creative Management’s global branded entertainment division. One of the world’s leading talent and literary agencies, ICM will provide TiVo subscribers with TV show and film recommendations personally selected by some of the most well-known Hollywood actors and directors. Subscribers will then have the ability to have this content automatically recorded on their TiVo boxes. As part of this agreement, TiVo and ICM will work to develop a host of additional applications.

TiVo Signs on CBS Interactive as First Network Content Partner in TiVoCast

TiVo announced that it signed CBS Interactive to deliver original programming created for the Web directly to television through the TiVoCast service. Additionally, TiVo signed on a list of other partners to deliver broadband content to the television including Reuters, Forbes, dLife, Plum TV and Nano. Launched earlier this year, the TiVoCast service brings a whole new line-up of content to the television by offering broadband video previously found only on the Web and not widely available on TV. CBS Interactive is the first network deal for TiVoCast. The content will consist of original programming from CBS's online destinations including CBS.com, CBS's broadband channel innertube, CBSNews.com and CBS SportsLine.

TiVo Debuts Revolutionary Series3 High Definition Digital Media Recorder

TiVo launched the high end TiVo Series3 HD Digital Media Recorder – the first stand-alone TiVo product that is HD compatible. The TiVo Series3 HD box is the world’s first THX®-certified, digital video recorder, delivering audio and video that truly maintains the fidelity of the original broadcast.

TiVo Makes History with First-Ever Exclusive Debut, Before Its Network Premiere, of New Fall Show from CBS

TiVo partnered with CBS Television to launch a new Fall show in an entirely original way — not via a network premiere, a DVD or the Internet, but on the TiVo service. Through this pioneering partnership, TiVo subscribers were the first in the nation to see the hot comedy CBS show “The Class” as early as a full week before its premiere on live TV. In this innovative launch developed jointly by TiVo and CBS, TiVo subscribers had an unparalleled opportunity to experience CBS fall line-up exclusives. This marked the first time that any group of network shows have ever been bundled together and offered jointly for the ultimate in viewer convenience.

TiVo Teams Up With CBS SportsLine Fantasy Football

TiVo and CBS SportsLine launched the availability of CBS SportsLine Fantasy Football Companion from any television connected to a broadband-enabled TiVo Series2 DVR. Registered users of CBS SportsLine Fantasy Football manage their leagues, check stats and scores, and watch highlights from the comfort of their living rooms with their TiVo remote control. CBS SportsLine and TiVo are creating a new form of interactive sports programming for subscribers.

TiVo's Online Scheduling Service Featured on Gemstar-TV Guide’s TVGUIDE.COM

TiVo entered into an agreement with Gemstar-TV Guide enabling TVGuide.com to offer TiVo’s Online Scheduling to its dedicated group of TV enthusiast users. The new online scheduling feature, scheduled to debut in early 2007, will provide TVGuide.com users a simple way to request, via TiVo’s scheduling technology, recordings of their favorite TV shows on their TiVo Series2 device from anywhere they access TVGuide.com.

TiVo and Information Resources Inc. Launch Groundbreaking TV Advertising Research Services

TiVo and Information Resources, Inc. (IRI) launched the IRI TiVo Consumer Insights Suite™, comprised of two new services, providing advertisers and brand marketers with the ability to fully understand the impact digital video recorder (DVR) technology has on consumer viewing patterns and subsequent product sales, as well as the ability to quantify the effectiveness of specific advertising campaigns and brand recognition programs in TiVo DVR households. Additionally, TiVo and IRI expanded their existing relationship. Utilizing second-by-second analysis and tracking it to actual consumer purchasing decisions, the expanded relationship provides first-of- its-kind viewer and consumer insights from a new national DVR research panel combined with new media and message testing capabilities to fully understand and better leverage the evolving impact of DVRs.

WPP’S GroupM Signs Agency-Wide Advertising Agreement With TiVo

TiVo and WPP's GroupM network of agencies, MediaCom, Mediaedge:cia, and MindShare, committed to purchase an agreed upon minimum amount of TiVo advertising. GroupM, one of the world's leading full service media investment management operation, signed the agency-wide advertising and research agreement to help its clients better engage their target audience.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its full set of DVR service features into the set-top boxes of mass distributors. TiVo's DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches, has elevated its popularity among consumers and has created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way.®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience measurement research. The Company is based in Alviso, California.

TiVo, Guru Guide, Season Pass, WishList, Series2, Series3, TiVoToGo, ‘TiVo, TV your way.’ and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. worldwide. © 2006 TiVo Inc. All rights reserved.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, financial statements, future product strategy, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006, the Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2006 and July 31, 2006 and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
		Adjusted		Adjusted
Service revenues	$49,000	$42,296	$145,381	$120,889
Technology revenues	3,616	901	15,224	3,002

Service and Technology revenues	52,616	43,197	160,605	123,891

Hardware revenues	27,978	24,652	53,666	39,827
Rebates, revenue share, and other payments to channel	(14,934)	(18,234)	(32,932)	(27,860)

Net revenues	65,660	49,615	181,339	135,858

Cost of service revenues (1)	10,820	8,431	30,883	23,929
Cost of technology revenues (1)	3,006	77	13,373	903
Cost of hardware revenues	31,925	24,667	68,678	48,006

Gross margin	19,909	16,440	68,405	63,020

Research and development (1)	12,221	9,712	37,973	30,394
Sales and marketing (1)	10,123	10,006	25,856	24,410
General and administrative (1)	9,811	11,702	35,961	26,249

Loss from operations	(12,246)	(14,980)	(31,385)	(18,033)

Interest and other income (expense), net	1,158	816	3,176	2,171
Provision for taxes	(4)	—	(35)	(51)

Net loss attributable to common stockholders	$(11,092)	$(14,164)	$(28,244)	$(15,913)

Net loss per common share - basic and diluted	$(0.12)	$(0.17)	$(0.32)	$(0.19)

Weighted average common shares used to calculate basic and diluted net loss per share	91,930	84,201	87,681	83,362

(1) Includes stock-based compensation expense (benefit) as follows (FY 2007 increases are due primarily to the adoption of FAS 123(R))

Cost of service revenues	$129	$—	$353	$—
Cost of technology revenues	236	—	682	—
Research and development	1,608	(6)	4,177	(131)
Sales and marketing	474	20	1,264	(20)
General and administrative	1,636	151	4,257	199

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	October 31, 2006	January 31, 2006
		Adjusted
ASSETS
CURRENT ASSETS
Cash and cash equivalents, and short-term investments	$106,965	$104,213
Accounts receivable	27,300	20,111
Finished goods inventories	34,107	10,939
Prepaid expenses and other, current	4,327	8,744

Total current assets	172,699	144,007

LONG-TERM ASSETS
Property and equipment, net	10,874	9,448
Purchased technology, capitalized software, and intangible assets, net	17,580	5,206
Prepaid expenses and other, long-term	597	347

Total long-term assets	29,051	15,001

Total assets	$201,750	$159,008

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$28,278	$24,050
Accrued liabilities	32,553	37,449
Deferred revenue, current	56,596	57,902

Total current liabilities	117,427	119,401

LONG-TERM LIABILITIES
Deferred revenue, long-term	51,550	67,575
Deferred rent and other	2,208	1,404

Total long-term liabilities	53,758	68,979

Total liabilities	171,185	188,380
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.001:
Authorized shares are 10,000,000
Issued and outstanding shares - none
Common stock, par value $0.001:	—	—
Authorized shares are 150,000,000
Issued and outstanding shares are 96,761,289 and 85,376,191, respectively	97	85
Additional paid-in capital	752,803	667,055
Deferred compensation	—	(2,421)
Accumulated deficit	(722,335)	(694,091)

Total stockholders’ deficit	30,565	(29,372)

Total liabilities and stockholders’ deficit	$201,750	$159,008

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months Ended October 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES		Adjusted
Net loss	$(28,244)	$(15,913)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	5,815	4,591
Recognition of stock-based compensation expense (benefit)	10,733	48
Changes in assets and liabilities:
Accounts receivable, net	(7,189)	(3,713)
Finished goods inventories	(23,168)	(9,079)
Prepaid expenses and other	4,167	(2,000)
Accounts payable	3,853	16,111
Accrued liabilities	(4,652)	(2,627)
Deferred revenue	(17,331)	613
Deferred rent and other long-term liabilities	804	(293)

Net cash used in operating activities	$(55,212)	$(12,262)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(13,502)	(5,375)
Sales of short-term investments	4,350	10,625
Acquisition of property and equipment	(6,115)	(3,897)
Acquisition of capitalized software and intangibles	(13,125)	(3,915)

Net cash used in investing activities	$(28,392)	$(2,562)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowing under bank line of credit	—	3,500
Payments to bank line of credit	—	(8,000)
Proceeds from issuance of common stock	65,000	—
Payment of issuance costs for common stock	(1,054)	—
Proceeds from issuance of common stock related to exercise of warrants	3,329	—
Proceeds from issuance of common stock related to employee stock purchase plan	8,639	6,443
Proceeds from issuance of common stock related to exercise of common stock options	1,290	2,242

Net cash provided by financing activities	$77,204	$4,185

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(6,400)	$(10,639)

TIVO INC.

OTHER DATA

	Three Months Ended October 31,		Nine Months Ended October 31,
	2006	2005	2006	2005
Net loss	$(11,092)	$(14,164)	$(28,244)	$(15,913)
Add back:
Depreciation & amortization	2,219	1,609	5,816	4,656
Interest income & expense	(1,246)	(816)	(3,293)	(2,171)
Provision for income tax	4	—	35	51

EBITDA	(10,115)	(13,371)	(25,686)	(13,377)
Stock-based compensation	4,083	165	10,733	48

Adjusted EBITDA	$(6,032)	$(13,206)	$(14,953)	$(13,329)

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. TiVo’s EBITDA and Adjusted EBITDA results are calculated by adjusting GAAP net income to exclude the effects of items that management believes are not directly related to the underlying performance of TiVo’s core business operations. A table reconciling TiVo’s EBITDA and Adjusted EBITDA to GAAP net income is included with the condensed consolidated financial statements attached to this release. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to compare our core operating results over multiple periods. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended October 31,
(Subscriptions in thousands)	2006	2005
TiVo-Owned Subscription Gross Additions	101	92

Subscription Net Additions:
TiVo-Owned	53	55
DIRECTV	(37)	379

Total Subscription Net Additions	16	434

Cumulative Subscriptions:
TiVo-Owned	1,625	1,308
DIRECTV	2,809	2,700

Total Cumulative Subscriptions	4,434	4,008

% of TiVo-Owned Cumulative Subscriptions paying recurring fees	55%	51%

Included in the 4,434,000 subscriptions are approximately 138,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2006	2005
	(In thousands)
Average TiVo-Owned subscriptions (for the quarter)	1,596	1,275

TiVo-Owned subscription cancellations (for the quarter)	(48)	(37)

TiVo-Owned Churn Rate per month	-1.0%	-1.0%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,		Twelve Months Ended October 31,
Subscription Acquisition Costs	2006	2005	2006	2005
	(In thousands, except SAC)		(In thousands, except SAC)
		Adjusted		Adjusted
Sales and marketing expenses	$10,123	$10,006	$36,493	$35,939
Rebates, revenue share, and other payments to channel	14,934	18,234	52,099	53,048
Hardware revenues	(27,978)	(24,652)	(85,932)	(90,279)
Cost of hardware revenues	31,925	24,667	107,489	100,273

Total Acquisition Costs	29,004	28,255	110,149	98,981

TiVo-Owned Subscription Gross Additions	101	92	487	549

Subscription Acquisition Costs (SAC)	$287	$307	$226	$180

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as the sum of sales and marketing expenses, rebates, revenue share, and other payments to channel, minus hardware gross margin (defined as hardware revenues less cost of hardware revenues). We do not include DIRECTV subscription gross additions in our calculation of SAC because we incur limited or no acquisition costs for new DIRECTV subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,
TiVo-Owned Average Revenue per Subscription	2006	2005
	(In thousands, except ARPU)
Service and Technology revenues	$52,616	$43,197
Less: Technology revenues	(3,616)	(901)

Total Service revenues	49,000	42,296
Less: DIRECTV-related service revenues	(7,573)	(8,637)

TiVo-Owned-related service revenues	41,427	33,659
Average TiVo-Owned revenues per month	13,809	11,220
Average TiVo-Owned per month subscriptions	1,596	1,275

TiVo-Owned ARPU per month	$8.65	$8.80

	Three Months Ended October 31,
DIRECTV Average Revenue per Subscription	2006	2005
	(In thousands, except ARPU)
Service and Technology revenues	$52,616	$43,197
Less: Technology revenues	(3,616)	(901)

Total Service revenues	49,000	42,296
Less: TiVo-Owned-related service revenues	(41,427)	(33,659)

DIRECTV-related service revenues	7,573	8,637
Average DIRECTV revenues per month	2,524	2,879
Average DIRECTV per month subscriptions	2,837	2,505

DIRECTV ARPU per month	$0.89	$1.15

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience measurement research. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues. Additionally, under the accounting policy for our bundled sales program, revenues associated with these bundled sales transactions, which were previously recognized as hardware revenues, are now being recognized in service revenues, which we believe will over time increase our ARPU as currently presented. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary nature of these expenses and because management believes these expenses are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting DIRECTV-related service revenues (which includes DIRECTV subscription service revenues and DIRECTV-related advertising revenues) from our total reported service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation and reconciles ARPU for TiVo-Owned subscriptions to our reported service and technology revenues.

We calculate ARPU per month for DIRECTV subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for DIRECTV-related service revenues by average subscriptions for the period. The above table shows this calculation and reconciles ARPU for DIRECTV subscriptions to service and technology revenues.

For fiscal 2007, pursuant to the most recent amendment of our agreement with DIRECTV, TiVo now defers a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Otherwise, the recurring subscriptions fees in this agreement are similar to the fees for the DIRECTV receivers with TiVo service activated since 2002.